Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 2500, 645 - 7TH AVENUE SW CALGARY, ALBERTA T2P 4G8

News Release

Lone Pine Resources Announces Third Quarter 2011 Results

CALGARY, ALBERTA, October 31, 2011 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE:LPR; TSX:LPR) today announced financial and operational results for the third quarter of 2011.  Selected highlights for the quarter include:

•                  Equivalent average daily net sales volumes of 98.8 MMcfe/d increased 4% from the second quarter of 2011

•                  Liquids average daily net sales volumes of 3,544 bbls/d increased 16% from the second quarter of 2011

•                  Net liquids production weighting increased to 22% from 19% in the second quarter of 2011

•                  Adjusted EBITDA of $36.4 million increased 6% from the second quarter of 2011

•                  Adjusted discretionary cash flow of $33.6 million increased 4% from the second quarter of 2011

•                  Adjusted net earnings of $10.2 million increased 27% from the second quarter of 2011

•                  100% drilling success rate in the third quarter of 2011 consisting of 14 gross (14 net) light oil wells at Evi and 1 gross (1 net) natural gas well in the Nikanassin resource play at Narraway

•                  Completed and brought onstream 11 gross (11 net) light oil wells at Evi and 3 gross (2.5 net) natural gas wells at Narraway

•                  Borrowing base available under syndicated credit facility was increased by CDN$75 million to CDN$425 million

•                  Spin-off from Forest Oil Corporation (“Forest”) was completed on September 30, 2011

David M. Anderson, President and CEO of Lone Pine, stated, “We are pleased to report our continued growth and liquids transition in the third quarter of 2011.  Third quarter average daily net sales volumes of 98.8 MMcfe/d represented a 4% increase over the second quarter of 2011 as we continued to grow our liquids weighting, which now stands at 22% of net sales volumes.  Despite a pronounced decline in North American commodity prices in the third quarter, Lone Pine was able to generate increases in revenue, EBITDA, cash flow and earnings.  With our recently increased borrowing base and our attractive portfolio of hedges in place through 2012, we are pleased with the current financial position of the Company.”

“We remain encouraged with the consistent results we have realized at Evi through the third quarter of the year where our modified completion technique implemented in the first half of 2011 continues to provide significantly improved results.  Evi continues to be the focus of our capital program with over 65% of our second half of 2011 capital  budget being allocated to the play, including strategic land acquisitions completed in the third quarter that expanded our land base by 32% in the area.”

“The third quarter also included a very important corporate milestone with the completion of the spin-off from Forest on September 30, 2011.  As a result of the dividend by Forest of its shares of Lone Pine common stock, Lone Pine is now 100% independent.”

Third Quarter 2011 Results

Important Note:  Lone Pine reports financial results in United States dollars and in accordance with United States GAAP and presents production volumes on a net after royalties basis, unless otherwise stated.

Average Daily Sales Volumes, Average Realized Prices and Revenues

Lone Pine’s average daily net sales volumes for the third quarter of 2011 increased 4% to 98.8 MMcfe/d compared to 94.6 MMcfe/d in the second quarter of 2011.  Lone Pine’s average daily oil and NGLs net sales volumes for the third quarter of 2011 increased 16% to 3,544 bbls/d compared to 3,055 bbls/d in the second quarter of 2011.

The average realized natural gas price (before hedges) for the third quarter of 2011 decreased 5% to $3.57 per Mcf compared to $3.74 per Mcf in the second quarter of 2011.  The average realized oil prices (before hedges) for the third quarter of 2011 of $77.49 per bbl with an average oil price differential of $12.08 per bbl compared to $92.78 per bbl and $9.78 per bbl, respectively, in the second quarter of 2011.  The oil price differential realized in the third quarter of 2011 was negatively affected by a third party sales pipeline disruption in the Evi area that resulted in previously pipelined volumes being trucked to market for the majority of the quarter.  The average realized NGL price for the third quarter of 2011 decreased 11% to $58.88 per bbl compared to $66.32 per bbl in the second quarter of 2011.

In the third quarter of 2011, Lone Pine realized total natural gas hedging gains of $1.8 million ($0.25 per Mcf) and total crude oil hedging gains of $1.7 million ($5.78 per bbl) for a total hedging gain of $3.5 million ($0.38 per Mcfe).  Lone Pine did not have any hedges in place for any prior periods.

The following table details the components of average daily sales volumes, average realized prices and net revenues for the three months ended September 30, 2011, June 30, 2011 and March 31, 2011 and the nine months ended September 30, 2011:

	Three Months Ended			Nine Months Ended
	Sept. 30, 2011	June 30, 2011	March 31, 2011	Sept. 30, 2011
Average Daily Working Interest Sales Volumes
Natural Gas (MMcf/d)	81.8	80.9	75.6	79.5
Oil (bbls/d)	3,707	3,264	1,989	2,993
NGLs (bbls/d)	370	297	311	326
Total (MMcfe/d)	106.2	102.3	89.4	99.4
Total Equivalent (MMcfe)	9,774	9,309	8,043	27,120
% Oil & NGLs	23%	21%	15%	20%

Average Daily Net Sales Volumes
Natural Gas (MMcf/d)	77.6	76.2	72.1	75.3
Oil (bbls/d)	3,283	2,846	1,711	2,619
NGLs (bbls/d)	261	209	222	231
Total (MMcfe/d)	98.8	94.6	83.7	92.4
Total Equivalent (MMcfe)	9,093	8,606	7,530	25,229
% Oil & NGLs	22%	19%	14%	19%

Royalties	7.0%	7.6%	6.4%	7.0%

Average Realized Prices
Natural Gas ($/Mcf)	$3.57	$3.74	$3.49	$3.60
Oil ($/bbl)	77.49	92.78	80.71	83.72
NGLs ($/bbl)	58.88	66.32	59.40	61.29
Average Realized Prices Before Hedges ($/Mcfe)	$5.53	$5.96	$4.82	$5.46
Realized Hedging Gains ($/Mcfe)	0.38	—	—	0.14
Average Realized Prices Including Hedges ($/Mcfe)	$5.91	$5.96	$4.82	$5.60

Net Revenues (in thousands)
Natural Gas	$25,477	$25,964	$22,643	$74,084
Oil	23,402	24,031	12,430	59,863
NGLs	1,413	1,260	1,188	3,861
Total Revenue Before Hedges	$50,292	$51,255	$36,261	$137,808
Realized Hedging Gains	3,488	—	—	3,488
Total Revenue Including Hedges	$53,780	$51,255	$36,261	$141,296

Production Expense and Cash Costs

Lone Pine’s total production expense per unit for the third quarter of 2011 decreased 6% to $1.53 per Mcfe compared to $1.63 per Mcfe in the second quarter of 2011.  The following table details the components of production expense together with other cash costs for the three months and nine months ended September 30, 2011:

	Three Months Ended September 30, 2011		Nine Months Ended September 30, 2011
	In thousands	$/Mcfe	In thousands	$/Mcfe
Lease Operating Expenses	$9,066	$1.00	$26,273	$1.04
Production and Property Taxes	679	0.07	1,905	0.08
Transportation and Processing Costs	4,157	0.46	12,172	0.48
Total Production Expense	$13,902	$1.53	$40,350	$1.60
General and Administrative Expense	3,508	0.39	9,542	0.38
Interest Expense	3,093	0.34	6,799	0.27
Income Tax Expense	—	—	—	—
Total Cash Costs	$20,503	$2.25	$56,691	$2.25

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance.  Total cash costs do not represent, and should not be considered an alternative to, GAAP measures, and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies.  Lone Pine defines total cash costs as production expense, general and administrative expense (including stock-based compensation), interest expense and income tax expense.

Netbacks

The following table details the components of netbacks on an average daily net and working interest sales volumes basis for the three months and nine months ended September 30, 2011 (in $ per Mcfe):

	Net Sales Volumes		Working Interest Sales Volumes
	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Average Realized Prices Before Hedges	$5.53	$5.46	$5.95	$5.87
Realized Hedging Gains	0.38	0.14	0.36	0.13
Average Realized Prices Including Hedges	$5.91	$5.60	$6.30	$6.00
Royalties	—	—	0.42	0.41
Total Production Expense	1.53	1.60	1.42	1.49
Operating Netback	$4.38	$4.00	$4.46	$4.10
General and Administrative Expense	0.39	0.38	0.36	0.25
Interest Expense	0.34	0.27	0.32	0.25
Cash Netback	$3.65	$3.35	$3.79	$3.60

Operating netback and cash netback are non-GAAP measures that are used by management to assess the Company’s costs associated with producing and selling one Mcfe.  Operating netback and cash netback do not represent, and should not be considered an alternative to, GAAP measurements, and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies.  Lone Pine calculates cash netbacks as realized prices per Mcfe, including realized hedging gains or losses, less costs associated with bringing an Mcfe to market, including total production expenses, general and administrative expense (including stock-based compensation) and interest expense.

Depreciation and Depletion Expense

Lone Pine’s depreciation and depletion expense per unit for the third quarter of 2011 decreased 6% to $2.29 per Mcfe compared to $2.44 per Mcfe in the second quarter of 2011.

Capital Expenditures

Lone Pine’s total capital expenditures for the third quarter of 2011 were $94.3 million compared to $108.7 million in the second quarter of 2011.  As highlighted in the Company’s September 21, 2011 press release, Lone Pine has a second half of 2011 capital budget of US$130 – US$140 million.

Credit Facility

The Company maintains a CDN$500 million credit facility between Lone Pine and a syndicate of banks that currently has a borrowing base of CDN$425 million.  The borrowing base was increased in the September semi-annual redetermination by CDN$75 million from the previously available CDN$350 million.  The credit facility, which matures in March 2016, is secured by substantially all of the Company’s assets.  As of September 30, 2011, Lone Pine had CDN$287 million outstanding under the credit facility.

Operational Highlights

Evi Light Oil Play

In the third quarter of 2011, Lone Pine drilled 14 gross (14 net) horizontal light oil wells at Evi with a 100% success rate and completed and brought onstream 11 gross (11 net) horizontal wells.  Through the third quarter of 2011, Lone Pine has completed and brought onstream a total of 22 gross (22 net) horizontal wells with an average initial peak production rate of over 300 bbls/d per well and 60-day average production rates of approximately 200 bbls/d.

Since the end of the third quarter, Lone Pine has drilled an additional 6 gross (6 net) horizontal wells and has completed and brought onstream 6 gross (6 net) horizontal wells.  The Company is encouraged by recent execution in the field with pacesetter wells being drilled in approximately seven days versus the previously budgeted 10 — 12 days.  Based on this improved operational efficiency, the Company expects that it will execute the 2011 plan of drilling 42 gross (42 net) horizontal wells at Evi with the existing two rigs it currently has running in the area.

As of September 30, 2011, Lone Pine holds approximately 64,160 gross and 57,222 net acres in the Evi light oil play.

Nikanassin Resource Play

In the third quarter of 2011, Lone Pine drilled 1 gross (1 net) vertical well and completed 3 gross (2.5 net) vertical wells in the Nikanassin resource play in the Narraway/Ojay area.  Since the end of the third quarter, Lone Pine has drilled an additional 1 gross (1 net) vertical well.

As of September 30, 2011, Lone Pine holds approximately 192,504 gross and 127,104 net acres in the Nikanassin resource play.

Production by Area

The following table highlights average daily sales volumes by area for each of Lone Pine’s core areas for the three months ended September 30, 2011, June 30, 2011 and March 31, 2011:

	Three Months Ended
	Sept. 30, 2011	June 30, 2011	March 31, 2011
Average Daily Working Interest Sales Volumes:
Deep Basin (MMcfe/d)	69.0	68.3	61.8
Evi (boe/d)	2,976	2,427	1,127
Other (MMcfe/d)	19.3	19.4	20.8
Total (MMcfe/d)	106.2	102.3	89.4

Average Daily Net Sales Volumes:
Deep Basin (MMcfe/d)	65.6	63.5	58.4
Evi (boe/d)	2,680	2,145	968
Other (MMcfe/d)	17.1	18.2	19.5
Total (MMcfe/d)	98.8	94.6	83.7

Hedging Update

As of September 30, 2011, Lone Pine had NYMEX natural gas and crude oil derivatives in place for the remainder of 2011 and for 2012 covering the aggregate average daily volumes and weighted average prices shown below.

	Fourth Quarter 2011	Calendar 2012
Natural Gas Swaps:
Contract Volumes (MMBtu/d)	30,000	25,000
Weighted Average Price ($/MMBtu)	$4.85	$5.09

Crude Oil Swaps:
Contract Volumes (bbls/d)	2,000	2,000
Weighted Average Price ($/bbl)	$100.29	$102.35

Executive Appointment

Lone Pine is pleased to announce the appointment of Mark E. Bush as Vice President, Operations.  Prior to joining Lone Pine, Mr. Bush held various operational positions with Forest Oil Corporation, most recently as Vice President of the Eastern Business Unit, a position he held since May 2007.  Prior to joining Forest in 1997, Mr. Bush worked as an Operations Engineer for Sun Exploration and Production Company and its successor, Oryx Energy Company.  Mr. Bush received a Bachelor of Science Degree in Petroleum Engineering from the Colorado School of Mines.

Conference Call

A conference call is scheduled for Tuesday, November 1, 2011, at 1:00 PM MT.  To participate, please dial 1-866-203-3436 (toll-free for North America) or 1-617-213-8849 and request the Lone Pine teleconference (ID # 51675348) or listen to the webcast on Lone Pine’s website at www.lonepineresources.com.  A replay will be available from November 1 through November 15, 2011 by dialing 1-888-286-8010 or 1-617-801-6888 and entering conference passcode #70678465.

Non-GAAP Financial Measures

Adjusted Net Earnings

In addition to reporting net earnings as defined under GAAP, Lone Pine also presents adjusted net earnings, which is a non-GAAP performance measure.  Adjusted net earnings consists of net earnings after adjustment for those items described in the table below.  Adjusted net earnings does not represent, and should not be considered an alternative to, GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Lone Pine believes the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries.  Lone Pine’s management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings and revenues, to measure operating performance.  The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Net earnings	$27,889	$38,966
Unrealized (gains) on derivative instruments, net of tax	(18,383)	(22,154)
Unrealized foreign currency exchange (gains), net of tax	(24)	(4,552)
Accelerated stock compensation	559	559
Change in valuation allowance for deferred tax assets	190	4,306
Adjusted net earnings	$10,231	$17,125

Weighted average number of diluted shares outstanding	85,000	76,703

Adjusted net earnings per diluted share	$0.12	$0.22

Adjusted EBITDA

In addition to reporting net earnings as defined under GAAP, Lone Pine also presents adjusted earnings before interest, income taxes, depreciation, depletion, and amortization (“Adjusted EBITDA”), which is a non-GAAP performance measure.  Adjusted EBITDA consists of net earnings before interest expense, income taxes, depreciation, depletion, and amortization, as well as other items such as unrealized gains on derivative instruments, realized and unrealized foreign currency exchange (gains) losses, accretion of asset retirement obligations, and other items presented in the table below.  Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies.  By eliminating interest, income taxes, depreciation, depletion, and amortization, and other items from earnings, Lone Pine believes the result is a useful measure across time in evaluating its fundamental core operating performance.  Management also uses Adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections.  Lone Pine believes that Adjusted EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries.  Lone Pine’s management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net earnings and revenues, to measure operating performance.  The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Net earnings	$27,889	$38,966
Interest expense	3,093	6,799
Income tax expense	9,372	19,079
Depreciation, depletion, and amortization	20,799	60,780
Unrealized (gains) on derivative instruments	(25,010)	(30,141)
Realized foreign currency exchange (gains) losses, net	23	(33,869)
Unrealized foreign currency exchange (gains) losses, net	(51)	28,488
Accretion of asset retirement obligations	214	768
Stock-based compensation	30	49
Adjusted EBITDA	$36,359	$90,919

Adjusted Discretionary Cash Flow

In addition to reporting cash provided by operating activities as defined under GAAP, Lone Pine also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure.  Adjusted discretionary cash flow consists of cash provided by operating activities before changes in working capital items.  Management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations for each period before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities.  This measure does not represent the residual cash flow available for discretionary expenditures, since Lone Pine has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.  Because of this, its utility as a measure of Lone Pine’s operating performance has material limitations.  The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Net cash provided by operating activities	$43,806	$73,667
Changes in working capital:
Accounts receivable	(3,144)	(7,432)
Prepaid expenses and other current assets	(765)	(3,523)
Accounts payable and accrued liabilities	(5,415)	(1,585)
Accrued interest and other current liabilities	(902)	23,800
Adjusted discretionary cash flow	$33,580	$84,927

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in the registration statement that Lone Pine filed with the SEC and the final prospectus dated May 25, 2011 that Lone Pine filed with the SEC and securities regulatory authorities in Canada, and the other reports that Lone Pine files with the SEC and with Canadian securities regulators.  Any of these factors could cause Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements.

Units of Equivalency

This news release discloses certain information on an “equivalency” basis with oil and NGL quantities converted to Mcfe (thousand cubic feet of gas equivalent) or MMcfe (million cubic feet of gas equivalent) based on a conversion ratio of one Bbl of liquids to six Mcf of natural gas.  Units of equivalency such as Mcfe and MMcfe may be misleading, particularly if used in isolation.  A Mcfe conversion ratio of one Bbl of crude oil or NGLs to six Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.  Although this conversion ratio is an industry accepted norm, it is not reflective of price or market value differentials between product types.

*****

Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada.  Lone Pine’s principal reserves, producing properties, and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.  For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

David Anderson

President & Chief Executive Officer

Tel.: (403) 292-8000

Ed Bereznicki

Executive Vice President & Chief Financial Officer

Tel.: (403) 292-8000

LONE PINE RESOURCES INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30 2011	December 31, 2010
		(Restated)
	(In USD thousands)
ASSETS

Current assets:
Cash	$865	$576
Accounts receivable	24,974	33,405
Derivative instruments	24,758	—
Prepaid expenses and other current assets	5,222	6,168
Total current assets	55,819	40,149

Net property and equipment	821,202	645,405

Goodwill	16,531	17,422
Derivative instruments	4,973	—
Other assets	12,628	12,215
	$911,153	$715,191

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$71,156	$42,202
Advances and accrued interest payable to Forest Oil Corporation	34	39,040
Note payable to Forest Oil Corporation	—	250,183
Capital lease obligation	1,089	—
Other current liabilities	5,043	3,445
Total current liabilities	77,322	334,870

Bank credit facility	273,798	—
Asset retirement obligations	14,428	13,741
Deferred income taxes	72,760	57,560
Capital lease obligation	5,755	—
Other liabilities	1,252	3,636
Total liabilities	445,315	409,807

Total stockholders’ equity	465,838	305,384
	$911,153	$715,191

LONE PINE RESOURCES INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
				(Restated)
	In USD thousands, except per share amounts)		(In USD thousands, except per share amounts)

Revenues:
Oil and gas sales	$50,292	$35,190	$137,808	$110,852
Interest and other	6	3	26	12
Total revenues	50,298	35,193	137,834	110,864

Costs, expenses, and other:
Lease operating expenses	9,066	6,575	26,273	18,152
Production and property taxes	679	625	1,905	1,872
Transportation and processing costs	4,157	2,908	12,172	7,861
General and administrative	3,508	1,895	9,542	6,273
Depreciation, depletion, and amortization	20,799	15,875	60,780	45,516
Interest expense on borrowings from Forest Oil Corporation	93	2,558	2,559	4,883
Interest expense	3,000	82	4,240	274
Foreign currency exchange losses (gains), net	(28)	(9,244)	(5,381)	(5,290)
Losses (gains) on derivative instruments	(28,498)	—	(33,629)	—
Other, net	261	449	1,328	1,257
Total costs, expenses, and other	13,037	21,723	79,789	80,798

Earnings (loss) before income taxes	37,261	13,470	58,045	30,066

Income tax expense	9,372	2,038	19,079	6,401

Net earnings (loss)	$27,889	$11,432	$38,966	$23,665

Basic earnings (loss) per common share	$0.33	$0.16	$0.51	$0.34

Diluted earnings (loss) per common share	$0.33	$0.16	$0.51	$0.34

LONE PINE RESOURCES INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
	(In USD thousands)
Cash flows from operating activities:
Net earnings	$38,966	$23,665
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, and amortization	60,780	45,516
Deferred income tax	19,079	6,401
Unrealized gains on derivative instruments	(30,141)	—
Unrealized foreign currency exchange losses, net	28,488	(5,290)
Realized foreign currency exchange gains	(33,869)	—
Other, net	1,624	1,132

Changes in operating assets and liabilities:
Accounts receivable	7,432	611
Prepaid expenses and other current assets	3,523	(8,937)
Accounts payable and accrued liabilities	1,585	(4,209)
Accrued interest and other current liabilities	(23,800)	5,822
Net cash provided by operating activities	73,667	64,711

Cash flows from investing activities:
Capital expenditures	(244,423)	(171,577)
Other fixed assets	(11,515)	(16,109)
Proceeds from sales of assets	468	27,589
Net cash used by investing activities	(255,470)	(160,097)

Cash flows from financing activities:
Proceeds from bank borrowings	1,509,734	101,198
Repayments of bank borrowings	(1,212,380)	(101,198)
Net (repayments)/proceeds (to)/from Forest Oil Corporation	(268,012)	94,768
Dividend to Forest Oil Corporation	(29,219)	—
Proceeds from issuance of common stock, net of offering costs	178,175	—
Change in bank overdrafts	1,270	140
Proceeds from sale-leaseback	8,160	—
Payment of debt issue costs	(4,791)	—
Other, net	(1,844)	(33)
Net cash provided by financing activities	181,093	94,875

Effect of exchange rate changes on cash	999	486

Net increase (decrease) in cash	289	(25)
Cash at beginning of period	576	8,946
Cash at end of period	$865	$8,921